RECEIVABLES SALE AGREEMENT

Dated as of January 23, 2009

among

CHEMTURA CORPORATION,

GREAT LAKES CHEMICAL CORPORATION

GLCC LAUREL, LLC

BIOLAB, INC.

as Sellers

CHEMTURA RECEIVABLES LLC,

as the Buyer

CHEMTURA CORPORATION,

as the Buyer’s Servicer

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

SECTION 1.01	Certain Defined Terms	1
SECTION 1.02	Other Terms	4
SECTION 1.03	Computation of Time Periods	4
ARTICLE II

SALE AND PURCHASE OF RECEIVABLE ASSETS

SECTION 2.01	Sale and Purchase of Seller Receivable Assets	4
SECTION 2.02	Payment for Purchases	6
SECTION 2.03	General Settlement Procedures	6
SECTION 2.04	Payments and Computations, Etc.	7
SECTION 2.05	Buyer’s Servicer Fee	8

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01	Representations and Warranties of Each Seller	8

ARTICLE IV

GENERAL COVENANTS OF EACH SELLER

SECTION 4.01	Affirmative Covenants of Each Seller	12
SECTION 4.02	Negative Covenants of Each Seller	18

ARTICLE V

ADMINISTRATION AND COLLECTION

SECTION 5.01	Designation of Buyer’s Servicer	19
SECTION 5.02	Rights of the Buyer and the Agent	20
SECTION 5.03	Responsibilities of the Sellers	21
SECTION 5.04	Further Actions Evidencing Purchases	21

i

EXHIBITS

EXHIBIT A	Form of Receivables Activity Report
EXHIBIT B	Form of Subordinated Note
EXHIBIT C	Form of Additional Seller Supplement

SCHEDULES

SCHEDULE I	Lock-Box Banks and Lock-Box Accounts; Deposit Banks and Deposit Accounts
SCHEDULE II	Description of Credit and Collection Policy
SCHEDULE III	Jurisdiction of Incorporation, Organizational Identification Number, and Location of Principal Place of Business, Chief Executive Office and Office Where Records are Kept

ii

SCHEDULE IV	Trade or other names for Sellers

iii

RECEIVABLES SALE AGREEMENT

RECEIVABLES SALE AGREEMENT dated as of January 23, 2009 (this “Agreement”) among CHEMTURA CORPORATION, a Delaware corporation (“Chemtura”), GREAT LAKES CHEMICAL CORPORATION, a Delaware corporation (“Great Lakes”), GLCC LAUREL, LLC, a Delaware limited liability company (“GLCC Laurel”), BIOLAB, INC., a Delaware corporation (“Biolab”), such other wholly owned subsidiaries of Chemtura as approved from time to time by the Buyer and the Agent pursuant to Section 7.01, as sellers (together with Chemtura, Great Lakes, GLCC Laurel and Biolab, the “Sellers”, and each a “Seller”), CHEMTURA RECEIVABLES LLC, a Delaware limited liability company, as Buyer (the “Buyer”), and Chemtura, as the Buyer’s Servicer.

PRELIMINARY STATEMENTS:

(1)   Each Seller in the ordinary course of business generates, and will generate from time to time, Receivables (as defined in the Receivables Purchase Agreement, as defined below) from time to time owing to it.

(2)   Each Seller wishes to sell to the Buyer from time to time hereunder all present and future Receivables (each such Receivable being a “Seller Receivable”), together with the Related Security and Collections (as hereinafter defined) with respect thereto.

(3)   The Buyer wishes concurrently to sell interests, to the extent of the Receivable Interests (as defined in the Receivables Purchase Agreement referred to below) sold from time to time by it to the Purchasers (as defined in the Receivables Purchase Agreement referred to below), in each of the present and future Seller Receivables, together with the Related Security and Collections with respect thereto, pursuant to the Receivables Purchase Agreement dated as of January 23, 2009 (the “Receivables Purchase Agreement”) among the Buyer, Chemtura, as the Servicer thereunder, the Purchasers party thereto, and Citicorp USA, Inc., as agent (the “Agent”).

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01  Certain Defined Terms.

Terms defined in the Receivables Purchase Agreement and not otherwise defined herein are used in this Agreement as defined in the Receivables Purchase Agreement.  In addition, as used in this Agreement and unless otherwise stated herein, the following terms shall have the following meanings:

“Agent” has the meaning specified in Preliminary Statement (3).

“Buyer’s Servicer” has the meaning specified in Section 5.01.

“Buyer’s Servicer Fee” has the meaning specified in Section 2.05.

“Collections” means, with respect to any Seller Receivable, all cash collections and other cash proceeds of such Seller Receivable, including (i) all cash proceeds of the Related Security with respect to such Seller Receivable and (ii) any amounts in respect of such Seller Receivable deemed to have been received, and actually paid, pursuant to Section 2.03(a).

“Contract” means an agreement between any Seller and an Obligor, in any written form acceptable to such Seller, or, in the case of any open account agreement, as evidenced by an invoice (x) setting forth the amount payable, the payment due date and other relevant terms of payment and a description, in reasonable detail, of the goods or services covered thereby or (y) otherwise approved by the Agent in its discretion from time to time (which approval shall not be unreasonably withheld), in each case pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.

“Credit and Collection Policy” means those credit and collection policies and practices in effect on the date hereof relating to Contracts and Seller Receivables and described in Schedule II hereto, as modified from time to time in compliance with Section 4.02(b).

“Indemnified Amounts” has the meaning specified in Section 6.01.

“Indemnified Party” means any or all of the Buyer, the Agent, the Arranger, each Purchaser and each of their respective Affiliates and successors and assigns, and each of the directors, officers, employees, agents, representatives, attorneys, consultants and advisors of or to any of the foregoing.

“Material Adverse Change” means (a) a material adverse change in the business, conditions (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of any Seller or the Buyer since December 31, 2007 (other than any material adverse change disclosed by Chemtura to the lenders party to the Senior Credit Agreement in the powerpoint presentation dated December 17, 2008), (b) a material adverse change in the ability of any Seller or the Buyer to perform any of their obligations under the Transaction Documents, (c) material impairment of the collectibility of the Seller Receivables generally or of any material portion of the Seller Receivables or the ability of the Buyer’s Servicer (if the Buyer’s Servicer is Chemtura or an Affiliate of Chemtura) to collect Seller Receivables or (d) a material adverse change in the ability of the Agent or the Purchasers to enforce the Transaction Documents.

“Material Adverse Effect” means an effect that results in a Material Adverse Change.

“Other Taxes” has the meaning specified in Section 8.04(b).

“Purchase Price” has the meaning specified in Section 2.01(d).

“Receivable Assets” means, at any time, all Seller Receivables sold or contributed to the Buyer hereunder, the Related Security relating to such Seller Receivables, all Collections with respect to such Seller Receivables, and all proceeds of the foregoing.

“Receivables Activity Report” means a report prepared by the Seller, in substantially the form attached hereto as Exhibit A, pursuant to Section 2.03(c).

“Receivables Purchase Agreement” has the meaning specified in Preliminary Statement (3).

“Related Security” means with respect to any Seller Receivable:

(i)   all of the applicable Seller’s right, title and interest in, under and to all security agreements and other Contracts and other agreements that relate to such Seller Receivable;

(ii)   all of the applicable Seller’s interest in the goods (including returned goods), if any, relating to the sale which gave rise to such Seller Receivable;

(iii)   all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Seller Receivable, whether pursuant to the Contract related to such Seller Receivable or otherwise, together with all financing statements signed or authenticated by an Obligor describing any collateral securing such Seller Receivable;

(iv)   all rights in respect of lock-boxes and accounts to which Collections are sent or deposited, and all funds and investments therein;

(v)   all letter of credit rights, guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Seller Receivables whether pursuant to the Contract related to such Seller Receivable or otherwise;

(vi)   all Records relating to such Seller Receivable (subject, in the case of Records consisting of computer programs, data processing software and other intellectual property under license from third parties, to restrictions imposed by such license on the sublicensing or transfer thereof); and

(vii)   all proceeds of any and all of the foregoing.

“Seller Receivable” has the meaning specified in Preliminary Statement (2).

“Subordinated Note” means a subordinated promissory note, in substantially the form of Exhibit B hereto, executed by the Buyer to the order of any Seller.

“Termination Date” means the Termination Date under and as defined in the Receivables Purchase Agreement.

“Transaction Documents” means this Agreement, the Receivables Purchase Agreement, each Subordinated Note, the Lock-Box Agreements, the Account Control Agreements, the Fee Letter, and each instrument, agreement or document executed by a Seller, the Buyer or the Buyer’s Servicer and delivered in connection with or pursuant to any of the foregoing.

“Transaction Party” means each Seller, the Buyer and the Buyer’s Servicer.

SECTION 1.02  Other Terms.

(a)   Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if any Transaction Party notifies the Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Transaction Parties that the Required Purchasers request an amendment to any provision hereof for such purpose), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b)   Except where the context requires otherwise, the definitions in Section 1.01 shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless otherwise stated, references to Sections, Articles, Schedules and Exhibits made herein are to Sections, Articles, Schedules or Exhibits, as the case may be, of this Agreement.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form.  References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of such Person.

(c)   All terms used in Article 9 in the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.

SECTION 1.03  Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including,” each of the words “to” and “until” means “to but excluding” and the word “through” means “through and including.”

ARTICLE II

SALE AND PURCHASE OF RECEIVABLE ASSETS

SECTION 2.01  Sale and Purchase of Seller Receivable Assets.

(a)   On the terms and conditions hereinafter set forth, the Buyer hereby purchases from each Seller, and each Seller hereby sells to the Buyer, all Seller Receivables of such Seller existing as of the opening of business on the Closing Date or the initial purchase date for such Seller, as applicable, together with all Related Security relating to such Seller Receivables and all Collections with respect to, and other proceeds of, such Seller Receivables.  On each Business Day after the Closing Date until the occurrence of the Termination Date, the Buyer hereby purchases from each Seller, and each Seller hereby sells to the Buyer, all Seller Receivables existing as of the close of business on the immediately preceding Business Day which have not been previously purchased hereunder, together with all Related Security relating to such Seller Receivables and all Collections with respect to, and other proceeds of, such Seller Receivables.

(b)   It is the intention of the parties hereto that each purchase by the Buyer, and each sale by a Seller, of Receivable Assets to be made hereunder shall be absolute and irrevocable and will provide the Buyer with the full risks and benefits of ownership of such Receivable Assets so purchased and shall constitute a “sale of accounts,” as such term is used in Article 9 of the UCC, and not a loan secured by such Receivable Assets.  If, notwithstanding such intention, the conveyance of the Receivable Assets from a Seller to the Buyer shall ever be recharacterized as a secured loan and not as a sale, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under applicable law, and that such Seller shall be deemed to have granted to the Buyer a duly perfected first priority security interest in all of such Seller’s right, title and interest in, to and under the Seller Receivables, the Related Security relating to such Seller Receivables, all Collections with respect to such Seller Receivables, and all proceeds of the foregoing, free and clear of any Liens, to secure loans deemed to have been made by the Buyer to such Seller.  Each sale of Receivable Assets by a Seller to the Buyer is made without recourse; provided, however, that (i) each Seller shall be liable to the Buyer for all representations, warranties and covenants made by such Seller hereunder and (ii) such sale does not constitute and is not intended to result in an assumption by the Buyer or any assignee thereof of any obligation of such Seller or any other Person arising in connection with the Seller Receivables, the Related Security and the related Contracts, or any other obligations of such Seller.  In view of the intention of the parties hereto that the purchases and transfers of Receivable Assets to be made hereunder shall constitute a sale of such Receivable Assets rather than a loan secured by such Receivable Assets, each Seller agrees to note on its financial statements that such Receivable Assets have been sold to the Buyer.

(c)   In connection with the foregoing sales, transfers and assignments, each Seller agrees to record and file, at its own expense, proper financing statements (and proper continuation statements with respect to such financing statements when applicable) with respect to the Receivable Assets now and hereafter from time to time acquired by the Buyer under this Agreement, in such manner and in such jurisdictions as are necessary to perfect the sales, transfers and assignments of the Receivable Assets to the Buyer and the Agent on or prior to the initial Purchase under the Receivables Purchase Agreement.  Such financing statements shall name such Seller as debtor/seller, the Buyer as secured party/buyer and the Agent as assignee.

(d)   The purchase price for each purchase of Receivable Assets by the Buyer under this Agreement (the “Purchase Price”) shall be an amount equal to the product obtained by multiplying (a) one minus the Required Discount (defined below) as of the date of such purchase by (b) the Outstanding Balance of the Seller Receivables purchased.  The “Required Discount” shall be such percentage as may be determined from time to time (but no less frequently then semiannually) by mutual agreement between a Seller and the Buyer based on their respective assessments of the prevailing cost of funds, recent performance history of the Seller Receivables being sold hereunder (including write-offs and rate of collection) and other costs of ownership, all determined on an arm’s length basis as though such determinations were not made by Affiliates.

SECTION 2.02  Payment for Purchases.

(a)   The Purchase Price for each purchase of Receivable Assets by the Buyer shall be payable in full in cash (except as provided in Section 2.02(b) below), by the Buyer to the applicable Seller, in each case on the date of each such purchase; except that the Buyer may, with respect to any purchase, offset against such Purchase Price any amounts owed by such Seller to the Buyer hereunder and which remain unpaid.

(b)   To the extent the Buyer shall have insufficient available cash to pay the Purchase Price payable to a Seller on the date of each purchase of Receivable Assets from such Seller, the balance of the Purchase Price then owing shall be paid by an increase to the principal amount of the Subordinated Note issued by the Buyer to such Seller.  To the extent that the Buyer shall at any time be unable to pay the Purchase Price in respect of a purchase of Receivable Assets from Chemtura as set forth in the preceding sentence, then, unless the Termination Date shall have occurred, Chemtura shall be automatically deemed to have made a capital contribution to the Buyer of the Receivable Assets which are the subject of such purchase to the extent that the Purchase Price for such Receivable Assets is not paid for in cash or by means of an increase in the principal amount of the Subordinated Note issued to Chemtura.

(c)   The indebtedness of the Buyer under each Subordinated Note shall be subordinated to the prior right and payment in full of the aggregate outstanding Capital and any other obligations of the Buyer arising under the Receivables Purchase Agreement.  On the last Business Day of each Settlement Period, each Seller shall determine the net increase or the net reduction in the outstanding principal amount of the Subordinated Note issued to such Seller occurring during the immediately preceding calendar month and shall account for such net increase or net reduction in its books and records.

SECTION 2.03  General Settlement Procedures.

(a)   If on any day the Outstanding Balance of a Seller Receivable is either (i) reduced as a result of any defective, rejected or returned goods or services, any discount, or any adjustment by any Seller or (ii) reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof against such Seller or any Affiliate thereof other than the Buyer (whether such claim arises out of the same or a related transaction or an unrelated transaction), such Seller shall be deemed to have received on such day a Collection of such Seller Receivable in the amount of such reduction or cancellation and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 4.01(h).  If on any day (x) any of the representations or warranties in Section 3.01(g) is no longer true with respect to any Seller Receivable or (y) it is discovered that any Seller Receivable that was included in the Net Receivables Pool Balance as an Eligible Receivable was not an Eligible Receivable at the time of such inclusion, the Seller to which such Seller Receivable shall have been originally owed shall be deemed to have received on such day a Collection in full of such Seller Receivable and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 4.01(h).  Except as stated in the preceding sentences of this Section 2.03 or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Seller Receivable shall be applied to Seller Receivables then outstanding of such Obligor in the order of the age of such Seller Receivables, starting with the oldest such Seller Receivable, except if payment is designated by such Obligor for application to specific Seller Receivables.

(b)   The Buyer’s Servicer shall immediately advise the Buyer and the Agent of the occurrence of each Triggering Event and of each Liquidation Day.

(c)   At least two Business Days before the last Business Day of each Settlement Period, the Buyer’s Servicer shall prepare and forward to the Buyer and the Agent a Receivables Activity Report of the Buyer’s Servicer, as of the close of business of the Buyer’s Servicer on the last day of the immediately preceding Settlement Period, setting forth the calculation of the actual Purchase Price for each Receivable Asset sold, transferred and assigned during such Settlement Period, and the reconciliation of how the Purchase Price has been paid reflecting the cash advanced from the Buyer to each Seller during such Settlement Period, the adjustments to and current balance, if any, due from the Buyer to each Seller under its Subordinated Note, and the amount of additional cash, if any, to be paid by the Buyer to each Seller on the last Business Day of such Settlement Period.

SECTION 2.04  Payments and Computations, Etc.

(a)   All amounts to be paid or deposited by each Seller or the Buyer’s Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in U.S. Dollars in same day funds to the Buyer as directed by the Buyer to such Seller in writing.  Each Seller shall, to the extent permitted by law, pay to the Buyer interest on all amounts not paid or deposited by such Seller when due hereunder at 2.00% per annum above the Alternate Base Rate in effect from time to time, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.

(b)   All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(c)   Each Seller hereby irrevocably and unconditionally waives and relinquishes to the fullest extent it may legally do so (i) any express or implied vendor’s lien, and any other Lien which would otherwise be imposed on or affect any Seller Receivable or any other Receivable Asset on account of any unpaid amount of such Seller’s Purchase Price therefor or on account of any other unpaid amounts otherwise payable by the Buyer under or in connection with this Agreement or the Subordinated Note payable to the order of such Seller or otherwise and (ii) with respect to the obligations of such Seller to make payments or deposits under this Agreement (including, without limitation, payments under Sections 2.03 and 6.01), any setoff, counterclaim, recoupment, defense and other right or claim which such Seller may have against the Buyer as a result of or arising out of the failure of the Buyer to pay any amount on account of such Seller’s Purchase Price under Sections 2.01 and 2.02 or any other amount payable by the Buyer to such Seller under this Agreement or the Subordinated Note payable to the order of such Seller or otherwise.

SECTION 2.05  Buyer’s Servicer Fee.

The Buyer shall pay to the Buyer’s Servicer a fee (the “Buyer’s Servicer Fee”) from the date hereof until the Termination Date, payable on the last Business Day of each Settlement Period, in an amount equal to the amount payable to the Servicer under the Receivables Purchase Agreement or such other amount calculated on an arm’s-length basis for services performed as a subcontractor on terms common to collection agency arrangements in comparable asset sale transactions; provided, however, that the Buyer shall be given a credit against the Buyer’s Servicer Fee payable under this Agreement equal to the full amount of the Servicer Fee paid under the Receivables Purchase Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01  Representations and Warranties of Each Seller.

Each Seller represents and warrants, as of the date hereof and the date of each transfer of Receivable Assets hereunder, as follows:

(a)   Such Seller (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite power and authority under its Constituent Documents and applicable law to own its property and assets and to carry on its business as now conducted, except where the failure of a Seller organized outside of the United States to be so duly organized, validly existing or in good standing has not had, or could not reasonably be expected to have, a Material Adverse Effect and (ii) is duly qualified and is in good standing and is authorized to do business in every jurisdiction where such qualification or authorization is required.

(b)   Such Seller has the power and authority under its Constituent Documents and applicable law to execute, deliver and carry out the provisions of the Transaction Documents to which it is a party, including the sale or contribution, as applicable, of the Receivable Assets of such Seller to the Buyer, and all such actions have been duly and validly authorized by all necessary proceedings on its part under its Constituent Documents and applicable law.

(c)   The execution, delivery and performance by such Seller of the Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, do not (i) violate (x) any provision of its Constituent Documents and/or scope of power and authority or any applicable law, rule, regulation (including Regulation U or X) or order, writ, judgment, injunction, decree, determination or award of any Governmental Authority binding upon it, (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a material default under any indenture or any material agreement or other instrument to which it is a party, or by which it or any of its properties or assets are bound, or (iii) except for any Liens created by this Agreement and the Receivables Purchase Agreement, result in or require the creation or imposition of any Lien upon any of its properties or assets.

(d)   This Agreement is, and the other Transaction Documents to which such Seller is or will be a party when delivered will be, the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application from time to time affecting the rights of creditors generally and by general principles of equity, including implied obligations of good faith and fair dealing.

(e)   No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is or will be required in connection with the due execution, delivery and performance by such Seller of any Transaction Document to which it is a party or any transaction contemplated hereby or thereby or the perfection of or exercise by the Buyer, the Agent or any Purchaser of its rights and remedies under the Transaction Documents, except for the filings of the financing statements referred to in Article III of the Receivables Purchase Agreement and except for any which have been made or any the failure to obtain, give, file or take could not reasonably be expected to result in a Material Adverse Effect.

(f)   There is no action, suit, investigation, litigation or proceeding at law or in equity or by or before any Governmental Authority now pending or, to its knowledge, threatened against or affecting such Seller or any of its Subsidiaries or the businesses, assets or rights of such Seller or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (ii) that in any manner draws into question the validity or enforceability of any Transaction Document.

(g)   (i)    Immediately prior to each sale, transfer and/or assignment by such Seller of any Receivable Assets hereunder, such Seller is the legal and beneficial owner of such Receivable Assets, free and clear of any Lien (other than Permitted Liens).

(ii)   Upon each sale, transfer and/or assignment by such Seller of each Receivable Asset hereunder, the Buyer shall have a valid and perfected first priority undivided 100% ownership interest or security interest in such Receivable Asset free and clear of any Lien except for Permitted Liens.

(h)   No proceeds of any sale, transfer and/or assignment by such Seller of any Seller Receivable hereunder will be used to acquire any capital stock in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 unless such transaction shall have been approved by the board of directors (or comparable governing body) of the issuer of such capital stock.

(i)   No part of the proceeds of any sale, transfer and/or assignment by such Seller of any Receivable Asset hereunder will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of the provisions of the Regulations of the Board, including, without limitation, Regulation U or X thereof.

(j)   No report or document or other information furnished or to be furnished at any time by or on behalf of such Seller to the Buyer or to the Agent or any Purchaser in connection with any Transaction Document, when taken together with all other reports, documents and information then or theretofore so furnished by or on behalf of such Seller, contained, or will contain, as of the date so furnished, any untrue statement of a material fact or omitted to state, or will omit to state, as of the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(k)   The jurisdiction of incorporation, organizational identification number (if any), and the address(es) of the principal place of business and chief executive office of such Seller and the office where such Seller keeps its Records concerning the Receivable Assets, are as set forth in Schedule III hereto (or, by notice to the Buyer and the Agent in accordance with Section 4.01(d), at such other locations in jurisdictions, within the United States, where all requested actions required by Section 5.04(a) have been taken and completed).

(l)   Except as set forth on Schedule IV hereto, such Seller has not changed its name since December 31, 2007, and has no trade names, fictitious names, assumed names or “doing business as” names.

(m)   The Purchase Price payable to such Seller on the date of each purchase of Receivable Assets hereunder, in each case constitutes fair consideration and approximates fair market value for such Receivable Assets, and the terms and conditions (including the Purchase Price therefor, and the terms of the Subordinated Note, if applicable) of the sale, transfer and assignment of such Receivable Assets pursuant to Sections 2.01 and 2.02 reasonably approximate an arm’s-length transaction between unaffiliated parties.  No such sale, transfer or assignment has been made for or on account of an antecedent debt owed by such Seller to the Buyer and no such sale, transfer or assignment, at the time such sale, transfer or assignment is made, is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(n)   Such Seller and its Subsidiaries has filed, or caused to be filed or be included in, all tax reports and returns (federal, state, local and foreign), if any, required to be filed by it and paid, or caused to be paid, all amounts of taxes, including interest and penalties, required to be paid by it, except for such taxes (i) as are being contested in good faith by proper proceedings and (ii) against which adequate reserves shall have been established in accordance with and to the extent required by GAAP, but only so long as the proceedings referred to in clause (i) above would not subject the Agent or any other Indemnified Party to any civil or criminal penalty or liability or involve any material risk of the loss, sale or forfeiture of any property, rights or interests covered hereunder or under any other Transactions Document.

(o)   (i)      The audited consolidated balance sheet of Chemtura and its Subsidiaries as of December 31, 2007 and the related consolidated statements of income and of cash flows for the fiscal year then ended, reported on by KPMG LLP, and set forth in Chemtura’s 2007 annual report on Form 10-K filed with the SEC, fairly present, in all material respects and in conformity with GAAP, the consolidated financial position of Chemtura and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(ii)     The unaudited consolidated balance sheets of Chemtura and its Subsidiaries for each of the fiscal quarters ending March 31, 2008, June 30, 2008 and September 30, 2008 and the related unaudited consolidated statements of income and of cash flows for each such fiscal quarter, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in clause (i) above, the consolidated financial position of Chemtura and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal quarters.

(iii)    The business plan provided to the Agent pursuant to Section 3.01(d)(iii) of the Receivables Purchase Agreement was prepared in good faith on the basis of the assumptions described therein, which assumptions were believed by Chemtura in good faith to be reasonable in light of the then current and foreseeable business conditions of Chemtura and its Subsidiaries existing at the time of preparation thereof, and Chemtura has no knowledge of any event or circumstance that would cause it to change any such assumptions in any material respect as of the date hereof, it being understood that actual results may vary from the projected results set forth therein.

(iv)    Each financial statement delivered pursuant to Section 4.01(i)(i), (ii) or (iii) will, at the time it is delivered, present fairly, in all material respects, the financial position, results of operations or cash flows, as the case may be, of Chemtura and its Subsidiaries as of the date or for the period to which it relates in accordance with GAAP, subject in the case of monthly and quarterly statements to year-end audit adjustments.

(p)   (i)      No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a liability of such Seller or any ERISA Affiliate of such Seller that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(ii)     No Seller and no ERISA Affiliate of any Seller has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(iii)    No Seller and no ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(q)   Since August 1, 2008, such Seller has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder.  Such Seller has not extended or modified the terms of any Seller Receivable or the Contract under which any such Seller Receivable arose, except in accordance with the Credit and Collection Policy.

(r)   Since December 31, 2007, there has been no Material Adverse Change.

(s)   Both before and after giving effect to (i) each sale of Receivable Assets hereunder and (ii) the consummation of the transactions contemplated by the Transaction Documents, such Seller is Solvent.

(t)   Neither such Seller nor any of its Subsidiaries is in violation of any law, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.  Neither such Seller nor any of its Subsidiaries is in default under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

(u)   No Event of Termination or Potential Event of Termination has occurred and is continuing.

(v)   Neither such Seller nor any of its Subsidiaries is an “investment company” as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940.  Neither such Seller nor any of its Subsidiaries is subject to regulation as a “holding company” under the Public Utility Holding Company Act of 1935.

ARTICLE IV

GENERAL COVENANTS OF EACH SELLER

SECTION 4.01  Affirmative Covenants of Each Seller.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield or other obligations remain unpaid under this Agreement and the Receivables Purchase Agreement, each Seller shall, unless the Buyer and the Agent (with the consent of the Required Purchasers) shall otherwise consent in writing:

(a)   Compliance with Laws, Etc.  Comply in all material respects with all applicable laws, rules, regulations and orders material to the business of such Seller or applicable to the Receivable Assets sold or contributed, as applicable, by such Seller to the extent noncompliance could reasonably be expected to result in a Material Adverse Effect.  Such compliance shall include, without limitation, compliance with ERISA, Environmental Law and the Patriot Act.

(b)   Payment of Taxes, Etc.  Pay and discharge before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that such Seller shall not be required to pay or discharge any such tax, assessment, charge, claim or levy that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable and enforcement thereof has not been stayed.

(c)   Preservation of Corporate Existence, Etc.  Except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, at all times (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; and (b) maintain, preserve and protect all property material to the conduct of such business.

(d)   Offices, Records and Books of Accounts.

(i)  Keep its principal place of business and chief executive office and the offices where it keeps its Records concerning the Receivable Assets at the address of such Seller referred to in Section 3.01(k) or, upon at least thirty (30) days’ prior written notice to the Buyer and Agent, at any other location in a jurisdiction where all requested action required by Section 5.04(a) shall have been taken, and

(ii)  maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate, in all material respects, records evidencing Seller Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Seller Receivables (including, without limitation, records adequate to permit the daily identification of each Seller Receivable, the Outstanding Balance of each Seller Receivable and the dates which payments are due thereon and all Collections of and adjustments to each existing Seller Receivable).  Such books and records shall be marked in accordance with Section 5.04(a) to indicate the transfers of all Receivable Assets hereunder.

(e)   Performance and Compliance with Contracts and Credit and Collection Policy.  At its expense, (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, in a timely manner, all provisions, covenants and other promises required to be observed by it under the Contracts related to the Seller Receivables, and comply in all material respects and in a timely manner with the Credit and Collection Policy in regard to the Seller Receivables and the related Contracts and (ii) as beneficiary of any Related Security, enforce such Related Security as reasonably requested by the Agent.

(f)   Examination of Records; Audits.

(i)  From time to time upon three Business Days’ prior written notice (except that during the continuance of an Event of Termination, no such notice shall be required) and during regular business hours as reasonably requested by the Buyer or the Agent and at the expense of such Seller, permit the Buyer or the Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the control of such Seller, its Affiliates or the agents of such Seller or its Affiliates, relating to Seller Receivables and the other Receivable Assets, including, without limitation, the related Contracts, and (B) to visit the offices and properties of such Seller, its Affiliates or the agents of such Seller or its Affiliates, for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Seller Receivables and the other Receivable Assets or such Seller’s performance hereunder or under the Contracts with any of the officers or employees of such Seller having knowledge of such matters; provided, however, that unless a Potential Event of Termination or an Event of Termination shall have occurred and be continuing, such Seller shall not be required to bear the expense of an examination and visit pursuant to this clause (i) more than twice in any calendar year.

(ii)  The Buyer (or the Agent) may (at its own election or at the request of the Required Purchasers), at such Seller’s sole cost and expense, make test verifications of the Seller Receivables in any manner and through any medium that the Buyer (or the Agent) considers advisable, and such Seller shall furnish all such assistance and information as the Buyer (or the Agent) may require in connection therewith; provided that, unless a Potential Event of Termination or Event of Termination is continuing, the Buyer (or the Agent) shall conduct no more than four such evaluations pursuant to this subsection during any calendar year and the charges for such evaluations shall include the Agent’s in-house examination charges in an amount up to $1,000 per day per examiner plus such examiner’s out-of-pocket expenses, including travel expenses, incurred in connection with such evaluation.

(iii)  Such Seller shall furnish to the Buyer and the Agent any information that the Buyer and the Agent may reasonably request regarding the determination and calculation of the Net Receivables Pool Balance including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Obligors in respect of Seller Receivables referred to therein.

(g)   Keeping of Records and Books of Account.

(i)  To the extent Records are in written form, segregate such Records in file cabinets or storage containers and appropriately label such file cabinets or storage containers to reflect that the Receivable Assets have been conveyed to the Buyer; and

(ii)  to the extent such Records constitute computer programs and other non-written Records, appropriately legend such Records to reflect that the Receivable Assets have been conveyed to the Buyer.

(h)   Deposits to Lock-Box Accounts or Deposit Accounts.  Instruct, or cause the Buyer’s Servicer to instruct, all Obligors to make payments in respect of Seller Receivables to either a Lock-Box Account or a Deposit Account (subject to the provisions of Section 5.01(o) of the Receivables Purchase Agreement) and, if such Seller shall receive any Collections (including, without limitation, any Collections deemed to have been received by such Seller pursuant to Section 2.03(a)), segregate and hold in trust such Collections and deposit such Collections, or cause such Collections to be deposited, to a Lock-Box Account or a Deposit Account within two Business Days following such receipt.

(i)   Reporting Requirements.  Until the later of (x) the Termination Date and (y) the date upon which no Capital shall be outstanding and no Yield, fees or other amounts remain unpaid under this Agreement and the Receivables Purchase Agreement, such Seller will, unless the Buyer and the Agent (with the consent of the Required Purchasers) shall otherwise consent in writing, furnish to the Buyer and the Agent:

(i)  Monthly Reports.  Within 30 days after the end of each of the first two fiscal months in each fiscal quarter of such Seller, unaudited consolidated and consolidating financial statements (which shall include a balance sheet and income statement, as well as statements of partners’ equity and cash flow) showing the financial condition and results of operations of such Seller and its Consolidated Subsidiaries as of the end of and for such fiscal month and that portion of the current Fiscal Year ending as of the close of such fiscal month, in each case certified by a Principal Financial Officer of such Seller as presenting fairly the financial position and results of operations of the Servicer and its Consolidated Subsidiaries and as having been prepared in accordance with GAAP (subject to year-end adjustments) and in form reasonably acceptable to the Agent and the Required Purchasers.

(ii)  Quarterly Reports.  Subject to the last paragraph of this Section 4.01(i), within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, unaudited consolidated and consolidating financial statements (which shall include a balance sheet and income statement, as well as statements of partners’ equity and cash flow) showing the financial condition and results of operations of such Seller and its Consolidated Subsidiaries as of the end of and for such fiscal quarter, in each case certified by a Principal Financial Officer of such Seller as presenting fairly the financial position and results of operations of such Seller and its Consolidated Subsidiaries and as having been prepared in accordance with GAAP, subject to year-end adjustments, and in form reasonably acceptable to the Agent and the Required Purchasers.

(iii)  Annual Reports.  Subject to the last paragraph of this Section 4.01(i), within 90 days after the end of each Fiscal Year, consolidated and consolidating financial statements (which shall include a balance sheet and income statement, as well as statements of partners’ equity and cash flows) showing the financial condition and results of operations of such Seller and its Consolidated Subsidiaries as of the end of and for such Fiscal Year.  The consolidated financial statements of such Seller and its Consolidated Subsidiaries delivered pursuant to this paragraph will be audited and reported on by independent public accountants of recognized standing and shall be accompanied by a statement of such firm of independent public accountants (i) stating whether during the course of their examination of such financial statements they obtained knowledge of any Potential Event of Termination or any Event of Termination existing on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to (iv) below (which statement may be limited to the extent required by accounting rules or guidelines).

(iv)  Concurrently with (i), (ii) and (iii) above, a certificate of a Principal Financial Officer of such Seller,

(A)           certifying that to the best knowledge of such Principal Financial Officer no Potential Event of Termination or Event of Termination has occurred and is continuing or, if a Potential Event of Termination or Event of Termination has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and

(B)           solely in the case of (iii) above, certifying that except as previously notified to the Buyer or the Agent pursuant to Section 4.02(e) there has been no change in such Seller’s name, form of organization, jurisdiction of organization and organizational number or Federal Taxpayer Identification Number.

(v)  Proceedings, Etc.

(A)           Give the Agent written notice promptly after the commencement thereof of all actions and proceedings before any court, governmental agency or arbitrator affecting the Seller or any of its Subsidiaries of the type described in Section 3.01(f).

(B)           As soon as possible and in any event within two Business Days after a Responsible Officer of the Seller first becomes aware of each Event of Termination or Potential Event of Termination continuing on the date of such statement, a statement of a Responsible Officer of the Seller setting forth details of such Event of Termination or Potential Event of Termination and the action which the Seller has taken and proposes to take with respect thereto.

(vi)        Public and Creditors’ Reports.  Subject to the last paragraph of this Section 4.01(i), promptly after the same shall have been filed or furnished as described below, copies of (x) all reports and information provided or required to be provided to the lenders under the Senior Credit Agreement, and (y) such registration statements, annual, periodic and other reports, and such proxy statements and other information, if any, as shall be filed by the Seller or any Subsidiary with the SEC pursuant to the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules promulgated thereunder.

(vii)       Other.  Promptly, from time to time, such other information, documents, records or reports respecting this Agreement or the other Transaction Documents, the Seller Receivables or any other Receivable Assets or the condition or operations, financial or otherwise, of such Seller as the Buyer or the Agent may from time to time reasonably request.

Information required to be delivered pursuant to Sections 4.01(i)(ii), 4.01(i)(iii) or 4.01(i)(vi) shall be deemed to have been delivered on the date on which Chemtura provides notice to the Buyer and the Agent that such information has been posted at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Purchasers without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 4.01(i)(iv), (ii) the certification referred to in Section 4.01(i)(ii) shall be deemed made on the date on which such Seller provides notice to the Buyer and the Agent (as contemplated above) that the information referred to in such paragraph has been posted as described above and (iii) such Seller shall deliver paper copies of the information referred to in Sections 4.01(i)(ii), 4.01(i)(iii) and 4.01(i)(vi) to the Agent for distribution to (x) any Purchaser to which the above referenced websites are for any reason not available if such Purchaser has so notified such Seller and (y) any Purchaser that has notified such Seller that it desires paper copies of all such information.

(j)           Subsidiaries.  In the case of Chemtura, maintain the status of each other Seller and the Buyer as wholly owned subsidiaries of Chemtura.

(k)           Transaction Documents.  At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under each of the Transaction Documents, maintain each of the Transaction Documents in full force and effect, enforce in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent, and make to any party to each of the Transaction Documents such demands and requests for information and reports or for action as it is entitled to make thereunder and as may be from time to time reasonably requested by the Agent

SECTION 4.02             Negative Covenants of Each Seller.

Until the later of (i) the Termination Date and (ii) the date on which no Capital shall be outstanding and no Yield or other obligations remain unpaid under this Agreement or the Receivables Purchase Agreement, each Seller shall not, without the prior written consent of the Buyer and the Agent (with the consent of the Required Purchasers):

(a)           Extension or Amendment of Receivables.  Extend, amend or otherwise modify the terms of any Seller Receivable, or amend, modify or waive any term or condition of any Contract related thereto, except as permitted in accordance with Section 6.02 of the Receivables Purchase Agreement.

(b)           Change in Business or Credit and Collection Policy.  Make any material change in the character of its business as carried on as of the date hereof or in the Credit and Collection Policy that would, in either case, be reasonably likely to impair the collectibility of the Seller Receivables.

(c)           Change in Payment Instructions to Obligors.  Add or terminate any bank as a Lock-Box Bank or Deposit Bank or any account as a Lock-Box Account or a Deposit Account from those listed in Schedule I hereto, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box Account or Deposit Account, unless the Agent shall have received at least 20 days’ prior written notice of such addition, termination or change and shall have received, with respect to each new Lock-Box Account, a Lock-Box Agreement executed by the Lock-Box Bank that maintains such Lock-Box Account and the Buyer and, with respect to each new Deposit Account, an Account Control Agreement executed by the Deposit Bank that maintains such Deposit Account and the Buyer.

(d)           Deposits to Lock-Box Accounts.  Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account or any Deposit Account cash or cash proceeds other than Collections of Seller Receivables.

(e)           Organizational Documents; Change of Name, Etc.  Change its name, identity, form of legal structure or jurisdiction of its organization, unless, prior to the effective date of any such change, such Seller delivers to the Buyer and the Agent  UCC financing statements necessary to reflect such change and to continue the perfection of the Buyer’s ownership interests in the Receivable Assets sold, transferred and assigned hereunder.

(f)           Accounting of Purchases.  Prepare any financial statements which shall account for the transactions contemplated hereby in any manner other than the sale of the Receivable Assets by such Seller to the Buyer or in any other respect account for or treat the transactions contemplated hereby (including but not limited to accounting purposes, but excluding tax reporting purposes) in any manner other than as a sale of the Receivable Assets by such Seller to the Buyer.

(g)           Voluntary Petitions.  Cause the Buyer to file a voluntary petition under the Bankruptcy Code or any other bankruptcy or insolvency laws so long as the Buyer is not “insolvent” within the meaning of the Bankruptcy Code, and unless, and only unless, such filing has been authorized in accordance with the Buyer’s Constituent Documents.

(h)          Mergers, Etc.  Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i)          any Subsidiary of such Seller may merge into or consolidate with any other Subsidiary of such Seller; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly-owned Subsidiary of such Seller;

(ii)         as part of any acquisition permitted under Section 5.06(r) of the Receivables Purchase Agreement, any Subsidiary of a Seller may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly-owned Subsidiary of such Seller;

(iii)        as part of any sale or other disposition permitted under Section 4.02(k), any Subsidiary of such Seller may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

(iv)        any of such Seller’s Subsidiaries may merge into such Seller.

(i)           Maintenance of Separate Existence.  Take any action, or omit to take any action, if the effect is to cause the Buyer to fail to perform or observe in any material respect the covenants contained in Sections 5.01(d), (e), (k) and (m) of the Receivables Purchase Agreement or to otherwise cause the Buyer not to be considered as a legal entity separate and distinct from such Seller.

(j)           Organization.  Cause or permit the Buyer’s Constituent Documents to be amended, supplemented or otherwise modified

(k)           Sales, Etc. of Assets.  Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets (unless such option is conditioned upon approval of the Required Purchasers or termination of this Agreement), except as permitted under Section 5.06(s) of the Receivables Purchase Agreement.

ARTICLE V

ADMINISTRATION AND COLLECTION

SECTION 5.01             Designation of Buyer’s Servicer.

The Seller Receivables shall be serviced, administered and collected by the Person (the “Buyer’s Servicer”) designated from time to time to perform the duties of the Servicer under the Receivables Purchase Agreement in accordance with Section 6.01 of the Receivables Purchase Agreement, and shall be serviced, administered and collected by the Buyer’s Servicer in the manner set forth in Section 6.02 of the Receivables Purchase Agreement (including by subcontracting to any other Seller in accordance with Section 6.01(b) of the Receivables Purchase Agreement).  Until the Agent designates a new Servicer in accordance with Section 6.01(c) of the Receivables Purchase Agreement, Chemtura is hereby designated to act as, and Chemtura hereby agrees to perform the duties and obligations of, the Buyer’s Servicer hereunder.

SECTION 5.02             Rights of the Buyer and the Agent.

(a)          Each Seller hereby acknowledges the transfer by the Buyer to the Agent of the exclusive ownership, dominion and control of the Lock-Box Accounts and the Deposit Accounts to which the Obligors of Pool Receivables shall make payments, and shall take any further action that the Agent may reasonably request to effect such transfer.

(b)          At any time during the continuance of a Potential Event of Termination or Event of Termination:

(i)           Each of the Buyer and the Agent acting together or alone may notify the Obligors of Seller Receivables, at each Seller’s expense, of the Buyer’s interest in the Seller Receivables and the ownership of Receivable Interests by the Purchasers.

(ii)          Each of the Buyer and the Agent acting together or alone may, at the expense of the respective Sellers to which the respective Seller Receivables shall have been originally owed, direct the Obligors of such Seller Receivables, or any of them, to make payment of all amounts due or to become due to any Seller under Seller Receivables directly to the Agent or its designee.

(iii)         Each Seller shall, at the Buyer’s or the Agent’s request and at such Seller’s expense, give notice of such ownership to such Obligors and direct them to make such payments directly to the Agent or its designee.

(iv)         Each Seller shall, at the Buyer’s or the Agent’s request and at such Seller’s expense, (A) assemble all of the Records that evidence or relate to the Receivable Assets, and shall make the same available to the Agent at a place reasonably selected by the Agent or its designee, provided that in the case of Records consisting of computer programs, data processing software and any other intellectual property under license from third parties, such Seller will make available such Records only to the extent that the license for such property so permits and (B) segregate all cash, checks and other instruments received by it from time to time constituting collections of Seller Receivables in a manner reasonably acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

(v)          The Agent may take any and all commercially reasonable steps in the name of any Seller and on behalf of such Seller, the Buyer and the Purchasers that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Seller Receivables, including, without limitation, endorsing such Seller’s name on checks and other instruments representing Collections of Seller Receivables and enforcing the Seller Receivables and the Related Security and related Contracts, and adjusting, settling or compromising the amount or payment thereof, in the same manner and to the same extent as such Seller might have done.

SECTION 5.03             Responsibilities of the Sellers.

Anything herein to the contrary notwithstanding:

(a)           Each Seller shall perform its obligations under the Contracts related to the Seller Receivables to the same extent as if the Receivable Assets had not been sold and the exercise by the Buyer or the Agent of its rights hereunder or under the Receivables Purchase Agreement shall not release the Buyer’s Servicer or such Seller from any of its duties or obligations with respect to any Seller Receivables or under the related Contracts; and

(b)           Neither the Buyer nor the Agent nor the Purchasers nor any other Indemnified Party shall have any obligation or liability with respect to any Seller Receivables or related Contracts, nor shall any of them be obligated to perform any of the obligations of any Seller thereunder.

SECTION 5.04             Further Actions Evidencing Purchases.

(a)           Each Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Buyer or the Agent may reasonably request, to perfect, protect or more fully evidence or maintain the validity and effectiveness of the sale, transfer and assignment of Receivable Assets by such Seller to the Buyer hereunder and the Receivable Interests purchased by the Purchasers under the Receivables Purchase Agreement, to carry out more effectively the purposes of the Transaction Documents and to enable any of them or the Agent to exercise and enforce their respective rights and remedies hereunder or under the other Transaction Documents. Without limiting the foregoing, each Seller will, upon the request of the Buyer or the Agent, in order to perfect, protect or evidence such sales, transfers and assignments and such Receivable Interests: (i) execute, authenticate and/or file such financing or continuation statements or amendments thereto, and such other instruments and documents, that may be necessary, or that the Buyer or the Agent may reasonably request; (ii) mark conspicuously each invoice evidencing each Seller Receivable and the related Contract with a legend, acceptable to the Buyer or the Agent, as applicable, evidencing that such Seller Receivables have been sold, transferred and assigned to the Buyer in accordance with this Agreement; and (iii) mark its master data processing records evidencing such Seller Receivables and related Contracts with such legend.

(b)           Each Seller hereby authorizes each of the Buyer and the Agent acting together or alone (upon prior written notice to the Seller) to file one or more financing or continuation statements and amendments thereto relating to all or any of the Receivable Assets without the signature of such Seller where permitted by law.  A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(c)           If Chemtura in its capacity as Buyer’s Servicer fails to perform any of its obligations hereunder, the Buyer or the Agent may, upon prior written notice to Chemtura, itself perform, or cause performance of, such obligation, and the reasonable costs and expenses of the Agent or the Buyer incurred in connection therewith shall be payable by the Seller under Section 6.01 or 8.04, as applicable.

ARTICLE VI

INDEMNIFICATION

SECTION 6.01             Indemnities by the Sellers.

Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, and whether or not any of the transactions contemplated hereby are consummated, each Seller hereby agrees to indemnify each Indemnified Party from and against, and hold each thereof harmless from, any and all claims, losses, liabilities, costs and expenses of any kind whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of, or resulting from, in whole or in part, the Transaction Documents or the activities of such Seller in connection herewith or with any other Transaction Document or the use of proceeds of sales, transfers and assignments of Receivable Assets hereunder; excluding, however, Indemnified Amounts (a) to the extent resulting from (x) the gross negligence or willful misconduct on the part of such Indemnified Party or (y) the failure to collect amounts in respect of a Seller Receivable to the extent such failure results from a discharge of the Obligor with respect thereto in a proceeding in respect of such Obligor under applicable bankruptcy laws or otherwise results from the Obligor’s financial inability to pay such amounts or (b) that are subject to the exclusions from reimbursement or payment therefor under Section 2.14 of the Receivables Purchase Agreement.  Without limiting or being limited by the foregoing and whether or not any of the transactions contemplated hereby are consummated, each Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts which relate to or result from, or which would not have occurred but for, one or more of the following:

(i)           any Receivable originally owed to such Seller becoming a Seller Receivable which is not at the date of its sale, transfer and assignment hereunder an Eligible Receivable;

(ii)          any representation or warranty or statement made or deemed made by such Seller (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any Receivables Activity Report, Seller Report, Receivables Report or other document delivered or to be delivered by such Seller in connection herewith or with any other Transaction Document being incorrect in any material respect when made or deemed made or delivered;

(iii)         the failure by such Seller to comply with any applicable law, rule or regulation with respect to any Seller Receivable originally owed to such Seller or the related Contract or any Related Security with respect thereto; or the failure, as a result of any action or omission of such Seller, of any Seller Receivable or the related Contract or any Related Security with respect thereto to conform to any such applicable law, rule or regulation;

(iv)         the failure by any action or inaction of such Seller to vest in the Buyer a first priority perfected 100% ownership interest in each Seller Receivable originally owed to such Seller and the Related Security and Collections in respect thereof, free and clear of any adverse claim;

(v)          the failure of such Seller to have filed, or any delay by such Seller in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Seller Receivable originally owed to such Seller and the Related Security and Collections in respect thereof, whether at the time of the initial sale, transfer and assignment hereunder or at any subsequent time;

(vi)         any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor with or against such Seller to the payment of any Seller Receivable originally owed to such Seller (including, without limitation, any defense based on the fact or allegation that such Receivable or the related Contract is not a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale by such Seller of the goods or services related to such Receivable or such Seller’s furnishing or failure to furnish such goods or services;

(vii)        in the case of Chemtura, any failure of Chemtura, as Buyer’s Servicer, Servicer, or otherwise, to perform its duties, obligations or covenants under and in accordance with this Agreement or any other Transaction Document or to perform its duties or obligations under any Contract;

(viii)       any product liability, personal injury, copyright infringement, theft of services, property damage, or other breach of contract, antitrust, unfair trade practices or tortious claim arising out of or in connection with any action or omission of such Seller and the subject matter of any Contract or out of or in connection with any transaction contemplated by this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or such Contract;

(ix)          the commingling by such Seller of Collections of Seller Receivables originally owed to such Seller at any time with other funds;

(x)           any action or omission by such Seller, whether as Servicer or otherwise, reducing or impairing the rights of the Buyer hereunder or of any Purchaser of a Receivable Interest under the Receivables Purchase Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto or with respect to any Seller Receivable;

(xi)          any cancellation or modification of a Seller Receivable originally owed to such Seller, the related Contract or any Related Security, whether by written agreement, verbal agreement, acquiescence or otherwise, except as permitted pursuant to Section 6.02 of the Receivables Purchase Agreement;

(xii)         (A) any investigation, litigation or proceeding related to or arising from this Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto, or any transaction contemplated by this Agreement or any Contract, or the ownership of, or other interest in, any Seller Receivable originally owed to such Seller, the related Contract or Related Security, excluding, however, Indemnified Amounts to the extent resulting from a claim of any Indemnified Party that does not arise out of or result from any action or omission of such Seller or (B) the use by such Seller of proceeds of any sale, transfer and assignment of any Receivable Asset hereunder;

(xiii)       the existence of any Lien against or with respect to any Seller Receivable originally owed to such Seller, the related Contract, Related Security or Collections and resulting from any act or omission of such Seller;

(xiv)       any failure by such Seller to pay when due any taxes, including without limitation sales, excise or personal property taxes, payable by such Seller in connection with any Seller Receivable originally owed to such Seller or the related Contract or any Related Security with respect thereto;

(xv)        any claim brought by any Person other than an Indemnified Party arising from any action or omission of such Seller or any Affiliate of such Seller (other than the Buyer) in servicing, administering or collecting any Seller Receivable originally owed to such Seller.

ARTICLE VII

ADDITION AND TERMINATION OF SELLERS

SECTION 7.01             Addition of Sellers.

Subject to Section 7.02, from time to time one or more Subsidiaries which are 100% owned, directly or indirectly, by Chemtura and which own or originate Receivables may become Sellers hereunder and parties hereto.  If any such Subsidiary wishes to become an additional Seller or if Chemtura or any Seller desires to acquire any Person as a new wholly-owned Subsidiary and cause such Subsidiary to be a Seller at the time such acquisition is consummated, it shall submit a request to such effect in writing to the Buyer and the Agent.  If the Buyer and the Agent, acting at the request or with the consent of the Required Purchasers, shall have agreed to any such request, such Subsidiary shall become an additional Seller hereunder and a party hereto on the related Seller Addition Date upon the satisfaction of the conditions set forth in Section 7.02.

SECTION 7.02             Conditions Precedent to the Addition of a Seller.

No Subsidiary of Chemtura approved by the Buyer as an additional Seller pursuant to Section 7.01 shall be added as a Seller hereunder unless the conditions set forth below shall have been satisfied on or before the date designated for the addition of such Seller (the “Seller Addition Date”):

(a)           the Buyer and the Agent shall have received copies of duly adopted resolutions of the Board of Directors, members, partners or managers (as applicable) of such proposed additional Seller, as in effect on the related Seller Addition Date, authorizing this Agreement and the execution of a supplement to this Agreement, substantially in the form of Exhibit C hereto (“Seller Supplement”), making such proposed additional Seller a “Seller” hereunder and under any other Transaction Document, the documents to be delivered by such proposed additional Seller hereunder and under any other Transaction Document and the transaction contemplated hereby and thereby, certified by the Secretary or Assistant Secretary (or similar officer) of such proposed additional Seller;

(b)           the Buyer and the Agent shall have received duly executed certificates of the Secretary or an Assistant Secretary (or similar officer) of such proposed additional Seller, dated the related Seller Addition Date, certifying the names and true signatures of the officers authorized on behalf of such proposed additional Seller to sign any instruments or documents in connection with the addition of such proposed additional Seller as a “Seller” under this Agreement or for purposes of any other Transaction Document;

(c)           a Lock-Box Account or Deposit Account with respect to the Seller Receivables to be sold by such proposed additional Seller shall have been established and approval of the Agent shall have been obtained, and a Lock-Box Agreement or Account Control Agreement, as appropriate, with respect to such Lock-Box Account or such Deposit Account shall be in effect;

(d)           the Buyer and the Agent shall have received executed copies of proper financing statements (Form  UCC-1), in such form as the Agent, on the Buyer’s behalf, may request, naming such proposed additional Seller as the debtor and seller of Seller Receivables, the Related Security and Collections related thereto and proceeds to be sold by such proposed additional Seller, the Buyer as the secured party and purchaser thereof and the Agent, as assignee, or other, similar instruments or documents, as may be necessary or, in the opinion of the Agent, on the Buyer’s behalf, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect and protect the sale by such Seller to the Buyer of Seller Receivables, the Related Security and Collections related thereto and proceeds to be sold by such proposed additional Seller;

(e)           the Buyer and the Agent, on the Buyer’s behalf, shall have received search reports (i) listing all effective financing statements that name such proposed additional Seller as debtor and that are filed in the jurisdictions in which filings were made pursuant to subsection (d) above and in such other jurisdictions that the Agent shall reasonably request, together with copies of such financing statements (none of which (other than any of the financing statements described in subsection (d) above or that relate to the transaction contemplated by the Transaction Documents) shall cover any Seller Receivables or any Related Security or Collections related thereto or proceeds unless appropriate releases and/or termination statements with respect thereto are executed and delivered to the Buyer and the Agent), and (ii) listing all tax liens and judgment liens (if any) filed against any debtor referred to in clause (i) above in the jurisdictions described therein and showing no such Liens;

(f)           such proposed additional Seller shall have delivered or transmitted to the Buyer, with respect to the Seller Receivables, a computer tape, diskette or data transmission reasonably acceptable to the Buyer showing, as of a date no later than five Business Days preceding the related Seller Addition Date, the information required to be contained in a Receivables Report as to all Seller Receivables to be transferred by such proposed additional Seller to Buyer on the related Seller Addition Date;

(g)           the Buyer and the Agent shall have received such certificates, organizational documents, good standing certificates, agreements, instruments, direction letters, consents, waivers, amendments, legal opinions or documents as requested by the Buyer or the Agent; and

(h)           the Buyer and the Agent shall have received duly executed copies of a Seller Supplement to this Agreement, substantially in the form of Exhibit C, making such proposed additional Seller a “Seller” hereunder and thereunder, which Seller Supplement shall have been duly executed and consented to by the Buyer and the Agent (in the case of Agent, in its discretion).

SECTION 7.03             Termination of a Seller.

(a)           Any Seller (other than Chemtura) shall be terminated as a Seller hereunder by the Buyer and with prior written notice to the Agent, on behalf of the Purchasers, (i) on the occurrence of any event set forth in Section 7.01(f) of the Receivables Purchase Agreement as to such Seller, (ii) in the case of any Seller other than Chemtura, Chemtura no longer owns, directly or indirectly, 100% of the Equity Interests of such Seller, or (iii) five Business Days’ notice to such effect by the Agent (with the consent or at the request of the Required Purchasers) to the Buyer following the occurrence of any Event of Termination as to such Seller (each a “Mandatory Seller Termination Date”).  From and after any Mandatory Seller Termination Date, the Buyer shall cease buying Receivable Assets from the related Seller.  Each such Seller being terminated shall be released as a Seller party hereto for all purposes and shall cease to be a party hereto on the 91st day after the date on which there are no amounts payable hereunder by such Seller and no amounts outstanding with respect to Seller Receivables previously sold by such Seller to the Buyer, whether such amounts have been collected or written off in accordance with the Credit and Collection Policy of such Seller.  Prior to such day, such Seller shall be obligated to perform its obligations hereunder and under the Transaction Documents to which it is a party with respect to Receivable Assets previously sold by such Seller to the Buyer, including, without limitation, its obligation to direct the deposit of Collections into the appropriate Lock-Box Account or Deposit Account.

(b)           From time to time, the Sellers may request in writing (with a copy to the Agent) that the Buyer designate one or more Sellers as Sellers that cease to be parties to this Agreement (a “Permissive Seller Termination”); provided that no Event of Termination or Potential Event of Termination has occurred or will occur as a result thereof.  Promptly after receipt of any such designation by the Agent and each other Seller, such Seller shall select a date, which date shall not be earlier than 15 Business Days after the date of receipt by the Agent of written notice of such designation, as such Seller’s “Permissive Seller Termination Date”; provided that such Permissive Seller Termination may not occur with respect to a Seller without the written consent of the Agent, on behalf of the Purchasers, if the aggregate Outstanding Balance of the Seller Receivables of such Seller exceeds 10% of the aggregate Outstanding Balance of all Seller Receivables of all Sellers as of the date of the Receivables Report received immediately prior to the date of such notice to the Agent.  From and after any Permissive Seller Termination Date, the Buyer shall cease buying Receivables Assets from the related Seller.  Each such Seller shall be released as a Seller party hereto for all purposes and shall cease to be a party hereto on the 91st day after the date on which there are no amounts payable hereunder by such Seller and no amounts outstanding with respect to Seller Receivables previously sold by such Seller to the Buyer, whether such amounts have been collected or written off in accordance with the Credit and Collection Policy of such Seller.  Prior to such day, such Seller shall be obligated to perform its obligations hereunder and under the Transaction Documents to which it is a party with respect to Seller Receivables previously sold by such Seller to Buyer, including, without limitation, its obligation to direct the deposit of Collections into the appropriate Lock-Box Account or Deposit Account.

(c)           A terminated Seller shall have no obligation to repurchase any Seller Receivables previously sold by it to Buyer, but will have continuing obligations with respect to such Receivables to the extent such obligations arise hereunder or under any Transaction Document to which such Seller is a party, and shall be entitled to receive any settlement of any Purchase Price payment pursuant to the provisions of Article II hereof.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01             Amendments, Etc.

No amendment or waiver of any provision of this Agreement or consent to any departure by any Seller or the Buyer therefrom shall be effective unless in a writing and signed by the Agent pursuant to the terms of the Receivables Purchase Agreement and, in the case of any such waiver or consent, the party against which the waiver or consent is to be enforced or, in the case of any such amendment, the Buyer and each Seller, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Buyer, any Purchaser or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 8.02             Notices, Etc.

All notices and other communications hereunder shall, unless otherwise stated herein, be given in writing or by any telecommunication device capable of creating a written record (including electronic mail), to each party hereto at its address set forth under its name on the signature pages hereof, or at such other address as shall be designated by such party in a notice to the other parties hereto given as provided herein.  All such notices and communications shall be effective when received.  Any notice received after 5:00 P.M. (New York time) on any Business Day shall be taken to have been received on the next succeeding Business Day.

SECTION 8.03             Binding Effect; Assignability.

This Agreement shall become effective when it shall have been executed by each Seller, Chemtura, as the Buyer’s Servicer, and Buyer and acknowledged by the Agent, and thereafter shall be binding upon and inure to the benefit of such Seller, the Buyer, the Agent, and each other Indemnified Party and their respective successors and assigns, except that no Seller shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Buyer and the Agent and each Purchaser, and the Buyer shall not have the right to assign its rights or obligations hereunder or any interest herein.  This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date; provided, however, that rights and remedies with respect to the provisions of Article VI and Sections 2.03, 8.04, 8.05, 8.06 and 8.14 shall be continuing and shall survive any termination of this Agreement.

SECTION 8.04             Costs, Expenses and Taxes.

(a)           In addition to the rights of indemnification granted under this Agreement, each Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Seller Receivables) of, and searches and filings in respect of, this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder or thereunder, and costs and expenses, if any, incurred by the Buyer under Section 11.05 of the Receivables Purchase Agreement, including, without limitation, in each case, the reasonable fees and disbursements of Shearman & Sterling LLP, special counsel for the Agent, with respect thereto and advising the Agent as to its rights and remedies hereunder.  Each Seller further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and disbursements) of each Purchaser, the Agent or any Affiliate thereof, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Transaction Documents and the other instruments and documents to be delivered in connection herewith or therewith.

(b)           In addition, each Seller agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any other Transaction Document, or any other document or instrument delivered in connection herewith or therewith (but excluding income taxes, such non-excluded taxes being hereinafter referred to as “Other Taxes”).  Each Seller shall indemnify each Indemnified Party for and hold it harmless against the full amount of Other Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 8.04(b)) imposed on or paid by such Indemnified Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Indemnified Party makes written demand therefor (with a copy to the Agent).

SECTION 8.05             Non-Business Days.

In any case where any payment or action is due under this Agreement on a day which is not a Business Day, such payment or action may be made on the next succeeding Business Day, but such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

SECTION 8.06             Confidentiality.

Each of the Sellers and the Buyer agree to keep information obtained by it pursuant hereto and the other Transaction Documents confidential in accordance with such Seller’s or the Buyer’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Seller’s or the Buyer’s, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Seller or the Buyer, as the case may be, on a non-confidential basis from a source other than the Buyer or any Seller, respectively, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, or participants, in each case to the extent such assignees, participants or grantees agree to be bound by the provisions of this Section 8.06.

SECTION 8.07             Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.08             Consent to Jurisdiction.

(a)           Each of the Sellers and the Buyer hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the Sellers and the Buyer hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court.  Each of the Sellers and the Buyer hereby agrees that service of process in any such action or proceeding may be effected by mailing a summons and complaint to it at its address specified in Section 8.02 by registered mail, return receipt requested, or in any other manner permitted by applicable law.  Each of the Sellers and the Buyer agrees that a final, non-appealable, judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any other jurisdiction.

(b)           Each of the Sellers and the Buyer irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.09             Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery by telecopier or electronic mail of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 8.10             Intent of the Parties, Etc.

As provided in Section 2.01(b), the parties to this Agreement intend that the transaction contemplated by this Agreement shall be, and shall be treated as, a purchase by the Buyer and a sale by each Seller of Receivable Assets and not as a lending transaction.  In contemplation of the risk that, notwithstanding the parties’ intent, a court deciding the issue might recharacterize the Receivable Asset transfers contemplated hereby as a secured lending transaction (but only for such purpose), the parties agree that if any Seller shall have taken any action, or suffered any event to occur, of the type described in Section 7.01(f) of the Receivables Purchase Agreement, all of the obligations of such Seller under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by such Seller.

SECTION 8.11             Entire Agreement.

This Agreement and the other Transaction Documents to which the parties hereto are party contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof.

SECTION 8.12             Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 8.13             Waiver of Jury Trial.

Each of the parties hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Transaction Documents or the actions of the Agent or any Indemnified Party in the negotiation, administration, performance or enforcement hereof or thereof.

SECTION 8.14             No Proceedings.

(a)           Each of the Sellers hereby agrees that it will not institute against the Buyer any proceeding of the type referred to in Section 7.01(f) of the Receivables Purchase Agreement so long as there shall not have elapsed one year plus one day since the later of (i) the Termination Date and (ii) the date upon which no Capital Investment for any Receivable Interest shall be existing and no Yield, fees or other amounts remain unpaid under this Agreement and the Receivables Purchase Agreement.

(b)           Each of the Sellers and the Buyer hereby agrees that, in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, none of the Indemnified Parties shall be liable to the Sellers or the Buyer (except to the extent of such Indemnified Party’s own gross negligence or willful misconduct) or have any liability for any special, indirect, consequential or punitive damages.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date above written.

CHEMTURA CORPORATION,
as a Seller and as Buyer’s Servicer

By:	/s/ Stephen Forsyth
Name: Stephen Forsyth
Title: CFO and EVP

Address:
199 Benson Road
Middlebury, CT 06749

Attention: Carol V. Anderson

Telephone No.: (203) 573-3196
Telecopier No.: (203) 573 2275

A-1

GREAT LAKES CHEMICAL
CORPORATION, as a Seller

By:	/s/ Carol V. Anderson
Name: Carol V. Anderson
Title: Treasurer

Address:
199 Benson Road
Middlebury, CT 06749

Attention: Carol V. Anderson

Telephone No.: (203) 573-3196
Telecopier No.: (203) 573 2275

A-1

GLCC LAUREL, LLC, as a Seller

By:	/s/ Billie S. Flaherty
Name: Billie S. Flaherty
Title: Vice President

Address:
199 Benson Road
Middlebury, CT 06749

Attention: Carol V. Anderson

Telephone No.: (203) 573-3196
Telecopier No.: (203) 573 2275

A-1

BIO-LAB, INC., as a Seller

By:	/s/ Carol V. Anderson
Name: Carol V. Anderson
Title: Treasurer

Address:
1735 North Brown Road
Lawrenceville, GA 30043

Attention: Carol V. Anderson

Telephone No.: (203) 573-3196
Telecopier No.: (203) 573 2275

CHEMTURA RECEIVABLES LLC,
as Buyer

By: CHEMTURA CORPORATION,
As Member

By:	/s/ Stephen Forsyth
Name: Stephen Forsyth
Title: CFO and EVP

Address:
199 Benson Road
Middlebury, CT 06749

Attention: Carol V. Anderson

Telephone No.: (203) 573-3196
Telecopier No.: (203) 573 2275

Acknowledged as of the date first above written:

CITICORP USA, INC.,
as Agent

By:	/s/ David Jaffe
Name: David Jaffe
Title: Vice President

390 Greenwich Street
1st Floor
New York, New York 10013

Attention: David Jaffe

Telephone No.: (212) 723-4820
Telecopier No.: (212) 723-8721